EX – 99.(h)(12)

AMENDMENT TO THE FUND ACCOUNTING AND

BLUE SKY SERVICES AGREEMENT AND THE

SUB-ADMINISTRATION AGREEMENT

AMENDMENT made this 30th day of January 2004, between Mercantile Funds, Inc. (hereinafter referred to as the “Company”), a Maryland corporation having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201, and BISYS FUND SERVICES OHIO, INC. (hereinafter referred to as “BISYS”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Company and BISYS entered into a Fund Accounting and Blue Sky Services Agreement dated October 25, 2002 as subsequently amended (the “FA Agreement”), pursuant to which BISYS performs fund accounting services and blue sky services for the Company and each investment portfolio of the Company, as listed on Schedule A thereto or as may be established from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”);

WHEREAS, the Company and BISYS entered into a Sub-Administration Agreement dated October 25, 2002 as subsequently amended (the “SA Agreement” and together with the FA Agreement, the “Agreements”), pursuant to which BISYS performs administration services for the Company and each Fund;

WHEREAS, the Company has established new investment portfolios, and the parties desire to memorialize the coverage of such “Funds” by the Agreements, extend the term of both Agreements, and provide for combined fees for both Agreements;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Company and BISYS hereby agree as follows:

3. New Funds.

3.1 Schedule A to the FA Agreement is hereby amended by deleting the final line of the list and replacing it with the following:

Class R Common Stock	400,000,000	Dow Jones 100 U.S. Portfolio Fund (Institutional Shares)

Special Series 1	100,000,000	Dow Jones 100 U.S. Portfolio Fund (Service Shares)

Class S Common Stock	400,000,000	Dow Jones 80 U.S. Portfolio Fund (Institutional Shares)

Special Series 1	100,000,000	Dow Jones 80 U.S. Portfolio Fund (Service Shares)

Class T Common Stock	400,000,000	Dow Jones 60 U.S. Portfolio Fund (Institutional Shares)

Special Series 1	100,000,000	Dow Jones 60 U.S. Portfolio Fund (Service Shares)

Class U Common Stock	400,000,000	Dow Jones 40 U.S. Portfolio Fund (Institutional Shares)

Special Series 1	100,000,000	Dow Jones 40 U.S. Portfolio Fund (Service Shares)

Class V Common Stock	400,000,000	Dow Jones 20 U.S. Portfolio Fund (Institutional Shares)

Special Series 1	100,000,000	Dow Jones 20 U.S. Portfolio Fund (Service Shares)

Unclassified	1,900,000,000

3.2 Schedule A to the SA Agreement is hereby amended by adding the following at the end of the list:

“Dow Jones 100 U.S. Portfolio Fund

Dow Jones 80 U.S. Portfolio Fund

Dow Jones 60 U.S. Portfolio Fund

Dow Jones 40 U.S. Portfolio Fund

Dow Jones 20 U.S. Portfolio Fund”.

4. Term

4.1 Section 6 of the SA Agreement is hereby amended by replacing “August 31 2003” with “January 31, 2006”.

4.2 Section 6 of the FA Agreement is hereby amended by replacing “September 30, 2004” with “January 31, 2006”.

5. Compensation

5.1 Effective as of February 1, 2004 the aggregate fees for services provided under both Agreements shall be as follows:

2.60 bps (0.026%) of assets up to and including $3 billion

1.0 bps (0.01%) of assets in excess of $3 billion

Fees are stated in Basis Points (“bps”) and applied based on the Company’s aggregate average daily net assets to each of the respective incremental asset levels indicated above. No fee will be charged for additional classes of shares of any Fund.

5.2 All other terms relating to compensation, including reimbursement of out-of-pocket expenses shall remain unchanged.

6. Miscellaneous

6.1 This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

6.2 Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

6.3 Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

6.4 This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

MERCANTILE FUNDS, INC.

By:	/s/ Cornelia H. McKenna
Name:	Cornelia H. McKenna
Title:	Vice President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaf
Name:	Fred Naddaf
Title:	President